UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
February 9, 2006

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5277

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2006, Wherify Wireless, Inc. ("Wherify") entered into a $35 Million Investment Agreement with Dutchess Private Equities Fund, L.P. ("Dutchess"). Pursuant to the terms of the Investment Agreement, over the next two years Wherify may at its discretion periodically sell (or "put") to Dutchess shares of its common stock having an aggregate purchase price of up to $35 million. For each share of common stock sold under the Investment Agreement, Dutchess agreed to pay Wherify 95% of the lowest closing bid price of Wherify's common stock during the 5 trading days immediately following the applicable put notice date. Wherify may elect not to sell any shares to Dutchess at a price that is less than 95% of the closing bid price on the trading day immediately preceding the applicable put notice date.

Under the terms of the Investment Agreement Wherify may, every 7 trading days, sell to Dutchess common stock with a value equal to the greater of $500,000 or 200% of the average daily trading volume of the common stock for the 10 trading days prior to the applicable put notice date multiplied by the average of the three daily closing bid prices immediately preceding the put notice date. Dutchess's obligation to purchase shares of Wherify's common stock is subject to certain conditions, including Wherify obtaining an effective registration statement for shares of common stock to be sold under the Investment Agreement.

Item 9.01. Financial Statements and Exhibits.
(c)  Exhibits

Exhibit	Description

99.1	Investment Agreement dated February 9, 2006 between Wherify and Dutchess Private Equities Fund, L.P.

99.2	Registration Rights Agreement dated February 9, 2006 between Wherify and Dutchess Private Equities Fund, L.P.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: February 9, 2006	By:	/s/ Timothy Neher
Timothy Neher
Chief Executive Officer